              As filed with the Securities and Exchange Commission
                               on April 29, 1997

                                            Registration No. 333-22147



                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                         PRE-EFFECTIVE AMENDMENT NO. 2
                                  ON FORM S-2
                                  TO FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            GRC International, Inc.
           ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                                   Delaware
        --------------------------------------------------------------
        (State or other jurisdiction of incorporation or organization)


                                  95-2131929
                    ---------------------------------------
                    (I.R.S. Employee Identification Number)


             1900 Gallows Road, Vienna, VA  22182  (703) 506-5000
        -------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Thomas E. McCabe
              Senior Vice President, General Counsel and Secretary
                                GRC International, Inc.
                               1900 Gallows Road
                               Vienna, VA  22182
                                 (703) 506-5000
          ---------------------------------------------------------
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box.   (x)

        If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. (x)

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   ( ) ___________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ) __________

        If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.   ( )

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                               TABLE OF CONTENTS

                                                        Page
                                                        ----
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . .    2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . .    3

INFORMATION WITH RESPECT TO THE COMPANY. . . . . . . .    3

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . .    4

RISK FACTORS . . . . . . . . . . . . . . . . . . . . .    5

RECENT DEVELOPMENTS. . . . . . . . . . . . . . . . . .   12

THE COMPANY. . . . . . . . . . . . . . . . . . . . . .   13

DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . .   18

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . .   19

SELLING STOCKHOLDER. . . . . . . . . . . . . . . . . .   20

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . .   21

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . .   23

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . .   23


                             SUBJECT TO COMPLETION,
                                 APRIL 29, 1997


                                   PROSPECTUS

                                2,120,000 SHARES

                            GRC INTERNATIONAL, INC.

                                  COMMON STOCK


        This Prospectus covers the offering for resale from time to time of up to 2,120,000 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of GRC International, Inc., a Delaware corporation (the "Company"), by Halifax Fund, L.P., a Cayman Islands exempted limited partnership (the "Selling Stockholder"). The Company will issue the Shares upon the conversion of all or any part of a debenture (the "Debenture") and the exercise of all or any part of a warrant (the "Warrant") held by the Selling Stockholder. See "THE COMPANY -- Debt and Equity Financing." The Company will receive no part of the proceeds of sales made hereunder, but the Company did receive proceeds from the sale of the Debenture and will receive proceeds upon the exercise of all or any part of the Warrant. All expenses of registration incurred in connection with this public offering are being borne by the Company. None of the Shares have been registered prior to the filing of the Registration Statement of which this Prospectus is part.

        The Common Stock is quoted on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "GRH." On April 25, 1997, the last reported sale price of the Common Stock was $4 3/4.

        The Shares may be offered by the Selling Stockholder for sale from time to time through underwriters or dealers in the over-the-counter market or on the New York Stock Exchange, the Pacific Stock Exchange or other stock exchanges (if the Common Stock is listed for trading thereon), at prices then obtainable. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be underwriters within the meaning of the Securities Act. Commissions received by any such broker may deemed to be underwriting commissions under the Securities Act. See "PLAN OF DISTRIBUTION."


        PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 5.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offering made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholder or their respective agents. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date as of which information is given in this Prospectus. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

The date of this Prospectus is               , 1997.

                             AVAILABLE INFORMATION

        The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of all or part of such materials may also be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information. Such materials also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

        The Company has filed with the Commission a registration statement (which term shall encompass any amendments thereto) on Form S-2 under the Securities Act with respect to the securities offered hereby (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


        The following documents filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 1-7517) are incorporated herein by reference:

                  (a) the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996;

                  (b) the Company's quarterly reports on Form 10-Q for the
              quarters ended September 30, 1996 and December 31, 1996; and

                  (c) the Company's current reports on Form 8-K filed on October
              16, 1996 and March 13, 1997.

        The Company will provide, without charge to each person to whom this Prospectus has been delivered, a copy of any or all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to GRC International, Inc. 1900 Gallows Road, Vienna, VA 22182 Attention: Thomas E. McCabe, Senior Vice President, General Counsel and Secretary. Telephone requests may be directed to (703) 506-5000.


                    INFORMATION WITH RESPECT TO THE COMPANY


        This Prospectus is accompanied by a copy of the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.


        THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, STATEMENTS HEREIN UNDER "THE COMPANY" AND "RISK FACTORS" AND STATEMENTS IN THE COMPANY'S ANNUAL AND QUARTERLY REPORTS UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH MATTERS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FACTORS DISCUSSED HEREIN UNDER "RISK FACTORS."

                               PROSPECTUS SUMMARY


       THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH HEREIN UNDER "RISK FACTORS."


       The Company provides knowledge-based professional services and high-quality technology-based product solutions to government and commercial customers through its core professional services organization ("PSO") business. Beginning in 1993, the Company expanded beyond PSO into telecommunications, initially by developing the OSU(R) Network Interface. In 1995, the Company launched a second telecommunications initiative when it began development of its NetworkVUE(TM) software. See "THE COMPANY -- Professional Services Organization," "-- Other Businesses."


       From the inception of this expansion through early 1997, the Company invested the free cash flow from PSO and incurred substantial debt in order to fund the development of its telecommunications business units, but did not realize the revenues that it had anticipated from these business units. By January 1997, the Company concluded that it should seek to raise additional capital in order, among other things, to continue its operations, and thus entered into financing agreements with the Selling Stockholder and another
investor.   Under the agreement with the Selling Stockholder, the Company sold a
$4 million aggregate principal amount 5% debenture due January 30, 2000 convertible at the Selling Stockholder's option under certain circumstances into shares of the Company's Common Stock at a conversion price specified in the agreement. The Company also entered into an agreement with the other investor pursuant to which the investor, under certain circumstances and subject to certain conditions specified in the agreement, may be required to purchase from the Company up to $18 million of the Company's Common Stock over a period of 42 months. The Company issued to the Selling Stockholder and the other investor warrants to purchase up to 520,000 total shares of the Company's Common Stock at specified prices. See "THE COMPANY -- Debt and Equity Financing."


       This Prospectus offers for resale by the Selling Stockholder up to 2,120,000 shares of Common Stock that the Company may sell to the Selling Stockholder pursuant to the terms of the agreement between the Company and the Selling Stockholder.


       The Company expects to use the proceeds, if any, that it receives under its agreement with the Selling Stockholder to reduce its outstanding indebtedness under a revolving line of credit that provides working capital. Depending upon the amount and terms of the Company's indebtedness at the time it receives proceeds, if any, the Company also might use the proceeds to repay other indebtedness and for general corporate purposes. See "USE OF
PROCEEDS."


       The Company has closed most of its telecommunications business units and is focusing primarily on PSO, which in the last four years has generated in excess of 90% of the Company's revenue and during that period has been consistently profitable with positive cash flows. The Company also expects to pursue strategies to restructure its bank debt, which was $22.5 million at December 31, 1996. See "RECENT DEVELOPMENTS."


       The risks of investing in the shares of Common Stock offered by this Prospectus are described more fully under the caption "RISK FACTORS," which discusses the Company's ability to refocus on its core PSO business unit and sell or close its other business units; the Company's high debt level; the volatility of the price of the Company's Common Stock and the shares of the Company's Common Stock eligible for future sale; the Company's dependence on government contracts; the Company's dependence on significant contracts; the Company's contract profit exposure; the potential for the Company's suspension and debarment as a government contractor; the impact of technological change on the Company and the Company's dependence on proprietary information; the competitiveness of the markets that the Company services; the Company's dependence on its professional staff; the Company's ability to meet the New York Stock Exchange's continued listing requirements; and the potential issuance of preferred stock by the Company.

                                  RISK FACTORS


        In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating an investment in the shares of Common Stock offered in this Prospectus.

EFFECTS OF RESTRUCTURING

        The Company has refocused on its core PSO business unit; its OSU(R), NetworkVUE(TM) and CIS business units have ceased operations, and its GRC Instruments(TM) and Advanced Security Technologies/Vindicator(R) business units are continuing their operations pending their sale or closure. See "RECENT DEVELOPMENTS." There can be no assurance that the sale or closure of any of these business units will be completed in a timely or satisfactory manner or that the proceeds from the sales will meet the Company's financial goals. Delays or other adverse developments in selling or closing these business units could cause further losses to the Company and result in additional debt and reduced liquidity. While the Company hopes to achieve greater profitability as a result of these changes, there can be no assurance that this strategy will succeed.

        Although PSO has generated more than 90% of the Company's revenues in recent years, the financial and other effects of the anticipated sale or closure of the Company's other business units could disrupt the Company's operations further and, as noted, cause an increase in indebtedness and further reductions in liquidity, thereby undermining the Company's goal of returning to profitability and generating the cash flow necessary to service its debt.

HIGH DEBT LEVEL

        As of December 31, 1996, the Company had outstanding $31.2 million of debt, consisting of a $5 million term loan (the "Term Loan"), $17.5 million drawn from a $22 million revolving line of credit (the "Revolving Credit"), a $6.8 million equipment lease financing (the "Equipment Lease") and a $1.9 million note related to the 1996 acquisition of assets from Quintessential Solutions, Inc. (the "Note"). On January 30, 1997, the Company also issued the Debenture. See "THE COMPANY -- Debt and Equity Financing." The Company may experience further increases in debt levels during the fiscal year ending on June 30, 1997 in connection with the sale or closure of its OSU(R), NetworkVUE(TM) and APD business units. See "THE COMPANY -- Other Businesses."

        The Company's level of indebtedness was the principal reason for the anticipated sale or closure of its unprofitable business units. The current level and terms of indebtedness also: (i) will require the Company to dedicate a significant portion of its available net earnings from operations to payment of interest and principal on the indebtedness; (ii) could limit the Company's flexibility in reacting to business developments and changes in industry and economic conditions generally; (iii) could limit the Company's ability to obtain additional financing in the future for working capital, capital expenditures, research and development, acquisitions and general corporate purposes; and (iv) could place the Company at a competitive disadvantage inasmuch as many of its competitors are not comparably indebted.

        The Company is exploring strategies for refinancing the Term Loan, which will come due on September 1, 1998 unless extended, and the Revolving Credit, which is repayable on January 15, 1999 unless extended. In addition, the Equipment Lease is repayable in monthly installments until June 2001. The Company expects to seek to negotiate an extension to, and other new terms for, the Term Loan and the Revolving Credit. The Company is also exploring additional and substitute financing sources, including receivables financing and the private sale of additional debt or equity. There can be no assurance that the Company will be able to negotiate any extensions or additional or substitute financing or that terms of any such financing will be favorable to the Company.

        The Company also anticipates reducing its indebtedness with cash flow from its PSO business unit. Any growth in PSO, however, could actually reduce cash flow in the short term because of the time lag between when PSO renders services and when PSO's principal customer, DoD, pays for those services. Furthermore, there can be no assurance of continued growth in PSO's business, which is subject to additional risks. See "-- Dependence on Significant Customer," "-- Dependence on Significant Contracts," "-- Contract Profit Exposure," "--Audits," "-- Potential Suspension and Debarment," "-- Rapid Technological Change," "-- Competition" and "-- Dependence on Professional Staff and Key Personnel."

        The Company also expects to reduce its indebtedness by raising additional capital through the Structured Equity Line. See "THE COMPANY -- Debt and Equity Financing." Conditions to the sale of Common Stock under the Structured Equity Line include (i) effectiveness of a registration statement under the

Securities Act for the resale by Cripple Creek of the shares of Common Stock to be sold to Cripple Creek, (ii) Cripple Creek and its affiliates not beneficially owning more than 4.9% of the Company's Common Stock, (iii) listing of the Company's Common Stock on the NYSE or AMEX or trading of the Company's Common Stock on the Nasdaq NMS and (iv) the price of the Common Stock being at least $4.00 per share, the value of open market trading of the Common Stock being at least $500,000 per day, and the amount of Common Stock sold to Cripple Creek in any three month period not exceeding 8% of the average daily value of open market trading of the Common Stock on its principal market multiplied by the number of trading days in that period. Based on recent prices and trading volume for the Common Stock, there is a substantial risk that the Company may not be able to sell as much as $3 million in Common Stock to the Selling Stockholder in each three month period, and there is a substantial risk that in at least some quarters the Company may not be able to sell any Common Stock at all.

        At December 31, 1996, the Company was in default on the loan agreement that governs the Term Loan and the Revolving Credit (the "Loan Agreement"), but secured an amendment on February 7, 1997 that brought the Company back into compliance as of December 31, 1996, and amended the financial covenants prospectively to levels that the Company believes, under its current plans and projections for continuing operations, will allow the Company to remain in compliance over the next 12 months. There can be no assurance, however, that the Company will be able to remain in compliance with the Loan Agreement, or that, in the event of another default, additional amendments to the Loan Agreement would be able to be made. If the Company is again in default under the Loan Agreement and cannot secure a waiver or amendment thereto, then the amounts outstanding under the Term Loan and the Revolving Credit (together with the cross-default under the Equipment Lease) would become immediately due and payable. It is unlikely that the Company would be able to make or finance such a payment.

STOCK PRICE VOLATILITY; SHARES ELIGIBLE FOR FUTURE SALE

        The price of the Company's Common Stock has been volatile. For the twelve months ended April 25, 1997, the price of the Common Stock ranged from $3 3/4 to $44 5/8, and closed at $4 3/4. The price of the Common Stock could be subject to additional significant fluctuations in response to, among other things, variations in the Company's operating results, introduction of new services or technologies by the Company or its competitors, changes in other conditions or trends in the Company's industries, changes in security analysts' estimates of the Company's or its competitors' or industries' future performance, general market conditions and the matters described herein under "RISK FACTORS." General market price declines or market volatility in the future, or future declines or volatility in the prices of stock for companies in the Company's industries, also could affect the price of the Common Stock.

        The Company's agreements with the Selling Stockholder and Cripple Creek may also have an effect on the price of the Company's Common Stock. Under the Company's agreements with the Selling Stockholder, the Company is required to convert the $4,000,000 Debenture (plus any interest not paid in cash) into Common Stock at a price equal to the lesser of (i) $11 per share or (ii) 94% of the lowest reported sale price during the three trading days immediately preceding the date of conversion. The Company also has issued a warrant to the Selling Stockholder to purchase 320,000 shares of Common Stock at a price of $8.47 per share. Under the Company's agreements with Cripple Creek, the Company may issue up to $18,000,000 of Common Stock to Cripple Creek at a price that is equal to 94% of the lowest reported sale price during the three days immediately preceding the notice of purchase to Cripple Creek. The Company also has issued a warrant to Cripple Creek to purchase 125,000 shares of Common Stock at $8.47 per share and may issue a warrant to Cripple Creek to purchase 75,000 shares at 140% of a future market price. See "THE COMPANY -- Debt and Equity Financing." The resale by the Selling Stockholder and Cripple Creek of the Company's Common Stock that they acquire could depress the market price of the Company's Common Stock.

        Moreover, the terms of the Structured Equity Line provide that the Company has the right to require Cripple Creek to purchase up to $3 million of the Common Stock in any of the three month periods during its term, subject to certain limitations. Although the terms of the Structured Equity Line provide that Cripple Creek and its affiliates are not required to purchase Common Stock in an amount such that they would beneficially own more than 4.9% of the Common Stock outstanding, Cripple Creek also has agreed to use its best efforts to continue to purchase Common Stock notwithstanding this limitation. Accordingly, Cripple Creek may be required to purchase Common Stock from the Company in a manner that would require it, in order to stay under the 4.9% beneficial ownership limitation and comply with its obligations to the Company, to sell shares without regard to any adverse effects on price and other market factors associated with the Common Stock. See "THE COMPANY -- Debt and Equity Financing" and "SELLING STOCKHOLDER."

DEPENDENCE ON GOVERNMENT CONTRACTS

        PSO, which is expected to generate substantially all of the Company's revenues in the foreseeable future, derives substantially all of its business from service contracts and subcontracts with DoD and its instrumentalities. Typically, such contracts have an initial term of one year combined with two, three or four one-year renewal periods exercisable at the government's discretion. DoD and its instrumentalities are not obligated to exercise the options to renew. At the time of completion, a contract in its entirety may be "recompeted" against all interested third-party providers, and awards are subject to protest by disappointed bidders. Federal law permits DoD to terminate a contract at any time if such termination is deemed to be in DoD's best interest. DoD's failure to renew, or termination of any significant portion of, the Company's contracts could have an adverse effect on the Company.

        Continuation and renewal of existing contracts with the DoD, and acquisition of additional contracts from DoD, is contingent upon, among other things, the availability of funding for DoD. The current world political situation and domestic political pressure to reduce the federal budget deficit have reduced, and may continue to reduce, DoD's budget, which could have an adverse effect on the Company's earnings.

        The adoption of new or modified procurement regulations also could have an adverse effect on the Company and its cost of competing for and performing government contracts.

DEPENDENCE ON SIGNIFICANT CONTRACTS

        Although PSO contracts at fiscal year-end 1996, 1995 and 1994 have numbered 149, 175 and 189, respectively, the loss of one or more may have a substantial adverse impact on PSO's revenues and profitability if the particular contract is large in relation to the rest. There also can be no assurance that the Company will win any follow-on contracts.

CONTRACT PROFIT EXPOSURE

        The Company provides services to the government through three types of contracts: fixed-price, time-and-materials and cost-reimbursement. The Company assumes financial risk on fixed-price contracts (approximately 5.3% of the Company's government contract revenues in fiscal year 1996) and time-and-material contracts (approximately 32.2% of the Company's government contract revenues in fiscal year 1996) because the Company assumes the risk of performing those contracts at the stipulated prices or negotiated hourly rates. The failure to estimate ultimate costs accurately or to control costs during performance of the work could result in losses or smaller than anticipated profits. The balance of the Company's government contract revenue in fiscal year 1996 (approximately 62.5%) was derived from cost-reimbursement contracts. To the extent that the actual costs incurred in performing a cost-reimbursement contract are within the contract ceiling and allowable under the terms of the contract and applicable regulations, the Company is entitled to reimbursement of its costs plus a stipulated profit. However, if the Company's costs exceed the ceiling or are not allowable under the terms of the contract or applicable regulations, any excess would be subject to adjustment and repayment upon audit by the government.

AUDITS

        Government contract payments received by the Company for allowable direct and indirect costs are subject to adjustment and repayment after audit if the payments exceed allowable costs as defined in such government contracts. Audits have been completed on all of the Company's incurred contract costs through the end of fiscal year 1986 and on certain incurred contract costs through the end of fiscal years 1987, 1990 and 1991.

POTENTIAL SUSPENSION AND DEBARMENT

        The Company is subject to federal regulations under which its right to receive future awards of new government contracts, or extensions of existing government contracts, may be unilaterally suspended or barred should the Company be convicted of a crime or be indicted based on allegations of violation of certain specific federal statutes or other activities. Suspensions, even if temporary, can result in the loss of valuable contract awards for which the Company otherwise would be eligible. The initiation of suspension or debarment hearings against the Company could have an adverse effect on the Company.

TECHNOLOGICAL CHANGE AND PROPRIETARY INFORMATION

        The Company's business is dependent on its technical and organizational knowledge, practices and procedures, and its future success is based, in part, on its ability to keep up to date with new technological breakthroughs and incorporate such changes in its products and services. There can be no assurance that the Company will be successful in developing and marketing in a timely manner new products and services that respond to technological advances by others, or that the Company's products and services will adequately and competitively address the needs of the changing marketplace.

COMPETITION

        The markets that the Company services are highly competitive and likely to become more so with the expected continuing decline of government defense expenditures. Some of the Company's competitors are large, diversified firms with substantially greater financial resources, lower debt levels and larger technical staffs than the Company has available to it. Government agencies also compete with the Company because they can utilize their internal resources to perform certain types of services that the Company might otherwise perform.

DEPENDENCE ON PROFESSIONAL STAFF

        To service its PSO contracts, the Company must recruit and retain key technical personnel, such as operations research and software engineers, computer programmers, and other skilled scientists and engineers. Competition for such personnel is intense, and the Company often must comply with provisions in government contracts that require employment of persons with specified levels of education, work experience and security clearances. At December 31, 1996, the Company had openings for approximately 219 PSO-related positions. This contrasts with the Company's openings at June 30, 1996 for 209 PSO-related positions. An inability to fill a substantial portion of these current openings could have an adverse impact on the Company's revenue growth and profitability.

NEW YORK STOCK EXCHANGE CONTINUED LISTING REQUIREMENTS

        The Company's Common Stock is listed and traded primarily on the NYSE. As of December 31, 1996, the Company did not comply with the net tangible asset continued listing criterion set forth in Section 802.00 of the NYSE Listed Company Manual ("NYSE Manual"). The NYSE Manual states in Section 801.00 that when a company falls below any criterion, the NYSE will review the appropriateness of continued listing and might not permit continued listing unless a company is proposing to make changes that would bring it in line with original listing standards. At the present time, the Company would not meet certain original listing standards, including "aggregate market value of publicly-held shares" and "demonstrated earning power." Listing of the Common Stock on the NYSE or the AMEX or trading of the Common Stock on the Nasdaq NMS is a condition to the Company selling shares to Cripple Creek under the Structured Equity Line. See "THE COMPANY -- Debt and Equity Financing." The Company has had no discussions with the NYSE concerning its listing or the status of its application to list the shares offered hereby. There can be no assurance that the Common Stock will not be delisted on the NYSE or, if the Common Stock is delisted, that the Company will be able to list the Common Stock on the AMEX or have it traded on the Common Stock on the Nasdaq NMS. If the Company's Common Stock is not listed on the NYSE or AMEX and not traded on the Nasdaq NMS, the market price and trading volume of the Common Stock could be adversely affected.

POTENTIAL ISSUANCE OF PREFERRED STOCK

        The Company's Board of Directors has the authority, without any further vote by the Company's stockholders, to issue up to 300,000 shares of Preferred Stock in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. Although the Company has no current plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of delaying, deterring or preventing a change in control of the Company, including the imposition of various procedural and other requirements that could make it more difficult for holders of Common Stock to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors.

                              RECENT DEVELOPMENTS

        The Company's OSU(R), NetworkVUE(TM) and CIS business units have ceased operations. The Company is attempting to sell the intellectual property of OSU(R), NetworkVUE(TM) and CIS, but there can be no assurance that the Company will succeed in doing so. The Company is in the process of addressing the warranty, servicing and other contractual obligations of OSU(R), NetworkVUE(TM) and CIS resulting from previous sales of their respective products. The Company is also attempting to preserve the value of the intellectual property of OSU(R), NetworkVUE(TM) and CIS pending disposition. For a description of these and the Company's other businesses discussed in this section, see "THE COMPANY -- Other Businesses."

        The Company's GRC Instruments(TM) and Advanced Security
Technologies/Vindicator(R) business units are continuing their operations pending their sale. The Company is in negotiation with potential purchasers, but there can be no assurance that any agreements will be reached or that any sales would be at favorable prices or without the Company incurring additional losses.

        For the quarter ended March 31, 1997, the Company anticipates reporting the financial position, results of operations and cash flows for its OSU(R), NetworkVUE(TM), and APD businesses on a discontinued operations basis.

        On March 10, 1997, the Company announced that its board of directors has unanimously elected Joseph R. Wright, Jr., as its new chairman. Mr. Wright had been a member of the Company's board since 1994. Mr. Wright is also Chairman and CEO of AVIC Group International, Inc., a public company establishing joint ventures to develop, finance, build and maintain telecommunications networks in the People's Republic of China. From 1981 to 1982, Mr. Wright served as deputy secretary of the Department of Commerce, then spent the next six years as deputy director of the White House Office of Management and Budget ("OMB"). He was a member of the President's Cabinet as director of OMB from 1988 to 1989, prior to becoming vice chairman and executive vice president of W.R. Grace & Co., positions he held from 1989 until 1994.

                                  THE COMPANY


        The Company provides knowledge-based professional services and high-quality technology-based product solutions to government and commercial customers through its core professional services organization ("PSO") business. Beginning in 1993, the Company expanded beyond PSO into telecommunications, initially by developing the OSU(R) Network Interface. In 1995, the Company launched a second telecommunications initiative when it began development of its NetworkVUE(TM) software. From the inception of this expansion through early 1997, the Company invested the free cash flow from PSO and incurred substantial debt in order to fund the development and marketing of these products. During this time, PSO generated in excess of 90% of the Company's revenue and was consistently profitable with positive cash flows. As discussed under "RECENT DEVELOPMENTS," the Company has decided to sell or close most of the telecommunications business units and certain other business units and focus primarily on PSO. The Company also expects to pursue strategies to restructure its bank debt, which was $22.5 million at December 31, 1996.

PROFESSIONAL SERVICES ORGANIZATION

        The Company's principal business is PSO, which focuses on providing information technology consulting services, primarily to the United States Department of Defense ("DoD") and its instrumentalities. Areas of expertise include: software and system engineering; business decision support systems; analytical modeling and simulation; database design and implementation; legacy migration engineering; network design and integration; systems integration; post-deployment software support; operation support and management; virtual manufacturing consulting; communication engineering; and testing and evaluation. These services are applied to such areas as: financial and personnel management; automated acquisition systems; transportation planning and analysis; manufacturing analysis; logistics planning; security clearance processing; WAN/LAN analysis; training systems; and information warfare systems relying on radar, optics, communication networks, electronics, navigation and guidance, control, space and surveillance systems. PSO had revenues of $27.8 million for the quarter ended December 31, 1996 and $117.7 million for the fiscal year ended June 30, 1996.

OTHER BUSINESSES

        Telecommunications Division. The Company's Telecommunications Division consisted of three business units: OSU(R), NetworkVUE(TM) and the Application Software Group ("ASG"). As described under "RECENT DEVELOPMENTS," the
Company has shut down its OSU(R) and NetworkVUE(TM) business units, which constituted the bulk of the Telecommunications Division, but the Company remains fully committed to ASG. OSU(R) is a section terminating regenerator that provides demarcation between any two entities with a synchronous optical network transmission protocol fiber network. NetworkVUE(TM) is a suite of software modules that automates the analysis, design and planning of telecommunications networks based on optimizing cost, performance and reliability. ASG develops custom software for the telecommunications industry. OSU(R) had revenues of $71,000 and $1.5 million for the quarter ended December 31, 1996 and the fiscal year ended June 30, 1996, respectively, and for the same periods NetworkVUE(TM) had revenues of $172,000 and $460,000 and ASG had revenues of $605,000 and $0.

        Advanced Products Division. As described under "RECENT DEVELOPMENTS," the Company is pursuing the sale or closure of the three business units that constitute its Advanced Products Division ("APD"): GRC Instruments(TM), Commercial Information Solutions (CIS) and Advanced Security Technologies/ Vindicator(R). GRC Instruments(TM) designs, manufactures, markets and sells electronically instrumented impact testing equipment for dynamic materials testing under the Dynatup(R) label. Commercial Information Solutions (CIS) develops and markets the FLOW GEMINI(TM) line of environmental, health and occupational safety software products, which facilitates compliance with federal and state recordkeeping. Vindicator(R) provides physical security and access control systems for critical resource protection requirements. GRC Instruments(TM) had revenues of $894,000 and $3.5 million for the quarter ended December 31, 1996 and the fiscal year ended June 30, 1996, respectively; Commercial Information Solutions had revenues of $189,000 and $1.5 million, and Vindicator(R) had revenues of $451,000 and $422,000 for the same periods. The Company will retain and move to PSO a small part of its Advanced Security Technologies business, the Advanced Technology Services Group, which had revenues of $137,000 and $1.1 million for the quarter ended December 31, 1996 and the fiscal year ended June 30, 1996, respectively.

DEBT AND EQUITY FINANCING

       The Company entered into financing agreements with the Selling Stockholder and another investor in January 1997 in order to raise additional capital to continue its operations. The Company sought to raise additional capital because, since 1993, the Company had invested the free cash flow from PSO and incurred substantial debt to finance the development of products for its telecommunications business units but had not realized the revenues that it had anticipated from these business units. Before entering into the financing agreements, the Company sought the advice of its financial advisor, Smith Barney Inc. ("Smith Barney"), which the Company had engaged to advise the Company with respect to a full range of financial and strategic options. In particular, Smith Barney, on the Company's behalf, sought strategic partnerships, distributorship, licensing agreements and other transactions. Among the goals of any such transaction was to find a corporate partner that could provide additional capital and financial resources to assist the Company in continuing to develop its telecommunications business units. By January 1997, these efforts had not been successful, and the Company believed that obtaining near-term commitments for additional capital was in its best interest. The Company also considered, as alternatives to the financing agreements, other debt and equity financings, but concluded that such financings were not likely to be available within an acceptable time frame and/or on acceptable terms. Thus, the financing agreements provided what the Company believed were terms for additional capital in the needed time frame that were in the best interest of the Company.

        Convertible Debenture. The Company and the Selling Stockholder entered into a Convertible Securities Subscription Agreement, dated as of January 21, 1997 (the "Subscription Agreement"), pursuant to which the Selling Stockholder agreed to purchase a $4 million aggregate principal amount 5% Convertible Debenture due January 30, 2000 (the "Debenture"). Interest on the Debenture is payable quarterly in cash or, at the Company's option, the amount due may be added to the outstanding principal due under the Debenture. Sixty days after January 30, 1997, the Debenture becomes convertible, at the Selling Stockholder's option at any time and from time to time, into the Company's Common Stock at the lesser of (i) $11 per share, subject to adjustment under certain circumstances, or (ii) 94% of the lowest reported sale price during the three trading days immediately preceding the date of conversion. If the Company is in default under the terms of the Debenture, the Selling Stockholder may sell the Debenture to the Company at 120% of the amount of the outstanding principal due under the Debenture plus accrued but unpaid interest.

        As consideration for entering into the Subscription Agreement, the Company has issued to the Selling Stockholder a seven year warrant, which, subject to certain exceptions, is not exercisable until July 30, 1998, to purchase 320,000 shares of the Company's Common Stock at a price of $8.47 per share (the "Warrant"). If the Company (i) sells all or substantially all of its assets, (ii) enters into a merger, consolidation, reorganization or other similar transaction that results in the shareholders of the Company owning in the aggregate less than 50% of the common equity or having less than 50% of the voting power of the surviving entity, or
(iii) fixes a record date for the declaration of a material special distribution or dividend, then the Selling Stockholder may sell the Debenture to the Company at 115% of the outstanding principal due under the Debenture plus accrued but unpaid interest, and the Warrant becomes immediately exercisable at a price equal to the lesser of (i) $8.47 per share or (ii) 80% of the "Transaction Value" per share. "Transaction Value" is defined in the Warrant to mean, in the case of a merger, acquisition, sale of Common Stock, sale of assets or similar transaction, the fair market value of the consideration to be received per share of Common Stock, as evidenced by the average of the closing sale price for the Common Stock during the 10 trading days following the announcement of such definitive agreement, and in the case of a material special dividend or distribution, the fair market value of the dividend or distribution.

        Under a related Registration Rights Agreement, dated as of January 30, 1997, the Company agreed to file the registration statement of which this Prospectus is a part under the Securities Act for the resale by the Selling Stockholder of the shares of the Company's Common Stock issuable upon the conversion of all or any part of the Debenture and the exercise of all or any part of the Warrant.

        Structured Equity Line. The Company also has entered into a Structured Equity Line Flexible Financing Agreement (the "Structured Equity Line"), dated as of January 21, 1997, with Cripple Creek Securities, LLC ("Cripple Creek"), a Delaware limited liability company, and a related Registration Rights Agreement, dated as of January 30, 1997 (the "Equity Line Registration Rights Agreement"), whereby the Company agreed to file under the Securities Act a registration statement for the resale by Cripple Creek of shares of Common Stock. Pursuant to the terms of the Structured Equity Line, Cripple Creek is required to purchase shares of Common Stock over a period of 42 months (subject to adjustment upon the occurrence of certain events) from the date of effectiveness under the Securities Act of the registration statement, for an aggregate purchase price of up to $18 million. The Company may terminate the Structured Equity Line on the first anniversary of the date of effectiveness of the registration statement, provided that Cripple Creek has, as of or on such first anniversary purchased shares of Common Stock for an aggregate purchase price of at least $5 million. If the Company issues less than $5 million of its Common Stock under the Structured Equity Line, it must pay Cripple Creek up to $300,000. Under the terms of the Structured Equity Line, during the first six months of the effectiveness of the registration statement, Cripple Creek may, but is not required to, purchase shares of the Company's Common Stock for an aggregate purchase price of up to $3 million. During each three month period following that initial six month period, the Company, subject to the satisfaction of certain conditions, can require Cripple Creek to purchase shares of Common Stock for an aggregate purchase price of at least $1.5 million and up to $3 million. At the beginning of each three-month period, the Company shall notify Cripple Creek of the aggregate purchase price of shares of Common Stock required to be purchased by Cripple Creek during such three-month period. Cripple Creek will select and notify the Company of the date on which the purchase of shares of Common Stock from the Company shall close within each such three-month period following notification by the Company, and of the purchase of additional shares of Common Stock during such period if the aggregate purchase price of the shares of Common Stock to be acquired pursuant to the Company's notification is less than $3 million. The purchase price per share to be paid by Cripple Creek for shares of Common Stock acquired under the Structured Equity Line is equal to 94% of the lowest reported sale price during the three trading days immediately preceding the notice of purchase by Cripple Creek.

        Cripple Creek's obligation to purchase shares of Common Stock under the Structured Equity Line is subject to various conditions, including, without limitation: (i) effectiveness of a registration statement under the Securities Act for resale of the underlying shares by Cripple Creek; (ii) the price of the Common Stock being at least $4.00 per share, (iii) the reported trading volume of the Common Stock on its principal market multiplied by the weighted average trading price of the Common Stock (by trading volume) (the "value of open market trading") during a period of 20 trading days prior to the commencement of each three-month period of at least $500,000 per day during any three month period in which the Company requires the Selling Stockholder to purchase shares of Common Stock for an aggregate purchase price in excess of $1.5 million; (iv) the lesser of the amount of Common Stock sold by the Company to Cripple Creek in any three month period not exceeding 8% of the average daily value of open market trading of the Common Stock on its principal market multiplied by the number of trading days in that period and the immediately preceding three month period; (v) listing of the Company's Common Stock on the New York Stock Exchange ("NYSE") or American Stock Exchange ("AMEX") or trading of the Company's Common Stock on the Nasdaq National Market System ("Nasdaq NMS"); and (vi) the percentage of the Company's Common Stock beneficially owned by Cripple Creek and its affiliates not being more than 4.9% of the outstanding Common Stock on each closing date for the purchase of shares of Common Stock in accordance with the terms of the Structured Equity Line.

        As consideration for entering into the Structured Equity Line, Cripple Creek received a seven year warrant to purchase 125,000 shares of the Company's Common Stock at an exercise price equal to $8.47 per share (the "Equity Line Warrant"). The Equity Line Warrant is not exercisable for 18 months from the date of issuance, but will become immediately exercisable if the Company declares a material dividend or distribution (other than shares of Common Stock), sells substantially all of its assets or enters into a merger, consolidation or other similar transaction, or the Structured Equity Line is terminated in accordance with its terms, and in such event the exercise price will be the lesser of (i) $8.47 or (ii) 80% of the Transaction Value per share ("Transaction Value" has the meaning set forth above).

        If the Company elects to issue Common Stock under the Structured Equity Line for an aggregate purchase price of more than $5 million or to extend the term thereof beyond one year, the Company will issue an additional seven year warrant for the purchase of 75,000 shares of the Company's Common Stock (the "Additional Equity Line Warrant") at an exercise price equal to 140% of the closing sale price of the Common Stock at the time of the issuance of the Additional Equity Line Warrant. The Additional Equity Line Warrant will be exercisable at the same time as the Equity Line Warrant, or upon issuance, if the Equity Line Warrant is exercised prior to the issuance of such Additional Equity Line Warrant, contain provisions similar to those in the Equity Line Warrant.


       The Company could receive, before expenses, up to $18,000,000 under the Structured Equity Line and up to $1,058,750 under the Warrant. Under the Additional Warrant, the amount of gross proceeds received will depend on the exercise price of the Additional Warrant, which is specified in the Structured Equity Line as 140% of the closing sale price of the Common Stock on the date of issuance of the Additional Warrant. Thus, if, for example, the closing sale price on the date of issuance were $10, the gross proceeds from the Additional Warrant, assuming full exercise, would be $1,050,000 (i.e. 140% x $10 x 75,000 shares). There can be no assurance that the Company will receive any proceeds under the Structured Equity Line, the Warrant and the Additional Warrant.

        Under the Structured Equity Line and the related Equity Line Registration Rights Agreement, the Company agreed to file under the Securities Act a registration statement for the resale by Cripple Creek of the shares of the Company's Common Stock to be issued pursuant to the Structured Equity Line, the Equity Line Warrant and the Additional Equity Line Warrant. That registration statement is separate from the registration statement of which this prospectus is a part.

OTHER INFORMATION


        The Company was organized in California in 1961 and has been a Delaware corporation since 1974. The Company's principal executive offices are located at 1900 Gallows Road, Vienna, Virginia 22182, and its telephone number is (703) 506-5000. For further information about the business and operations of the Company, reference is made to the Company's reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                          DESCRIPTION OF CAPITAL STOCK

        The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, $.10 par value per share, and 300,000 shares of undesignated Preferred Stock, $1.00 par value per share. As of March 31, 1997, 9,342,557 shares of Common Stock were issued and outstanding. There were no shares of Preferred Stock designated or issued.

        Common Stock. The holders of the Common Stock have one vote per share and are entitled to cumulative voting in the election of directors of the Company. The holders of the Common Stock are entitled to receive, subject to the preferential rights of the holders of the Preferred Stock (as hereinafter described), out of the assets legally available therefor, dividends at such time and in such amounts as the Board of Directors may determine. Subject to the preferential rights of the holders of the Preferred Stock, upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders of the Company shall be distributed ratably among the holders of the Common Stock.

        Preferred Stock. The Board of Directors is empowered to issue up to 300,000 shares of preferred stock from time to time in one or more series, fixing in each case, among other things: (i) the rate of dividends and whether they shall be cumulative, (ii) voting rights, if any,
(iii) redemption price, (iv) the amount payable in the even of involuntary or voluntary liquidation and (v) the terms and conditions on which shares may be converted if the shares of that series are to be issued with the privilege of conversion.

        Shareholder Rights Plan. The Company has a Shareholder Rights Plan under which a dividend of one Common Stock Purchase Right (a "Right") is automatically issued for each share of Common Stock. The Rights are not exercisable or transferable apart from the Common Stock until ten business days after a person has acquired beneficial ownership of 25% or more of the Common Stock, or commences, or announces an intention to commence, a tender offer for 25% or more of the Common Stock. Separate certificates for the Rights will be mailed to holders of the Common Stock as of such date, and each Right will entitle the holder thereof to buy one share of Common Stock at an exercise price of $100. However, if any person or group becomes the beneficial owner of 25% or more of the Common Stock (other than pursuant to an offer for all shares that the independent Directors of the Company determine is fair to, and otherwise in the best interest of, the Company and its shareholders), each Right not owned by such person or group will entitle the holder to purchase, at the exercise price of the Rights, that number of shares of Common Stock (or other consideration) that would have a market value of two times the exercise price of the Rights. Similarly, in the event that the Company is a party to a merger or other business combination transaction, each Right will entitle the holder to purchase, at the exercise price of the Rights, that number of shares of common stock of the acquiring company that would have a market value of two times the exercise price of the Rights. The Rights are redeemable at $.05 per Right prior to the tenth business day following the public announcement that a person has acquired beneficial ownership of 25% of the Common Stock. Upon redemption, the right to exercise the Rights will terminate. The Rights expire on December 31, 2005.

                                USE OF PROCEEDS


        The Company will not receive any of the proceeds from the resale of the shares of Common Stock offered by this Prospectus. The Company received gross proceeds of $4 million from the sale of the Debenture and could receive gross proceeds of up to $2,710,400 from the exercise of the Warrant if the Warrant is exercised in full. No assurance can be given that the Warrant will be exercised, and the Warrant is generally not exercisable until July 30, 1998.

        The $4 million that the Company received from the sale of the Debenture was used to reduce the amount of outstanding indebtedness under the Revolving Credit. The Company expects that any net proceeds from the exercise of the Warrant will be used to further reduce the amount of outstanding indebtedness under the Revolving Credit, which provides working capital for the Company. Depending upon the amount and terms of the Company's indebtedness at the time the Warrant is exercised, the Company also might use the proceeds from the exercise of the Warrant to repay other indebtedness or for general corporate purposes to satisfy operating cash flow requirements.

        As of December 31, 1996, the Company had outstanding $31.2 million of debt, consisting of the $5 million Term Loan, $17.5 million drawn from the $22 million Revolving Credit, the $6.8 million Equipment Lease and the $1.9 million Note. On January 30, 1997, the Company also issued the Debenture.

        The Term Loan is due on September 1, 1998, and bears interest at the bank's floating prime rate, currently 8.5% per annum. The Revolving Credit is due on January 15, 1999, and, if the Company is not in default, the Revolving Credit is automatically renewable for one-year renewal terms unless the bank, at its option, delivers written notice of non-renewal to the Company at least 15 months in advance; the Revolving Credit bears interest at the bank's floating prime rate, currently 8.5% per annum. The Equipment Lease is payable through June 2001 in monthly installment rental payments that include an interest component of 9.0%. The Note is due in November 1997 (except for a principal amount of $600,000, which was due in November 1996 but as to which a dispute exists) and bears interest at 8.0%. The terms of the Debenture are described herein under "THE COMPANY -- Debt and Equity Financing."

        The Company's debt increased from $12.1 million on December 31, 1995 to $31.2 million on December 31, 1996 primarily because of the Company's investment in its Telecommunications Division. See "THE COMPANY."


                              SELLING STOCKHOLDER

        The Selling Stockholder is Halifax Fund, L.P., a Cayman Islands exempted limited partnership. The Selling Stockholder has not had a material relationship with the Company within the past three years, other than as a result of entering into the

Subscription Agreement and related Registration Rights Agreement. The Selling Stockholder's investment manager, The Palladin Group, L.P., a Delaware limited partnership, is a member of Cripple Creek, which entered into the Structured Equity Line and related Registration Rights Agreement. See "THE COMPANY -- Debt and Equity Financing." As of the date hereof, the Selling Stockholder owns no shares of the Company's Common Stock and is offering herein for resale all of the shares of the Company's Common Stock that it may acquire upon the conversion of the Debenture and the exercise of the Warrant. As of the date hereof, Cripple Creek owns no shares of the Company's Common Stock and will offer all of the shares of the Company's Common Stock that it may acquire under the Structured Equity Line and upon the exercise of the Equity Line Warrant and the Additional Equity Line Warrant in a registration statement separate from the registration statement of which this Prospectus is a part.

                              PLAN OF DISTRIBUTION

        The Selling Stockholder has advised the Company that, depending on market conditions and other factors, it may resell the shares offered hereby from time to time, in one or more transactions, which may involve block transactions, in the over-the-counter market, on the New York Stock Exchange, the Pacific Stock Exchange or other stock exchanges (if the Common Stock is listed for trading thereon), at market prices prevailing at the time of resale, at negotiated prices, or at fixed prices, which may be changed. Such resales may be effected directly, or through agents, or through underwriters or dealers.

        To the extent required pursuant to Rule 424 under the Securities Act, a Prospectus Supplement will be filed with the Securities and Exchange Commission with respect to a particular offering setting forth the terms of any offering, including the name or names of any underwriters or agents, if any, any underwriting discounts and other items constituting underwriters' compensation, the offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in a sale, shares of Common Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of shares to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the shares will be subject to conditions precedent and the underwriters will be obligated to purchase all of the shares if any are purchased.

        If dealers are utilized in the sale of shares of Common Stock in respect of which this Prospectus is delivered, the Selling Stockholder will sell such shares to the dealers as principals. The dealers may then resell such shares to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a Prospectus Supplement relating thereto.

        If an agent is used, the agent will be named, and the terms of the agency and any commissions will be set forth in a Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        Shares may be sold directly by the Selling Stockholder to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the Prospectus Supplement relating thereto.

        Agents, dealers and underwriters may be entitled under agreements entered into with the Selling Stockholder to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company or the Selling Stockholder in the ordinary course of business.

        The Company will bear all costs and expenses of the registration of the Shares under the Securities Act and certain state securities laws. The Selling Stockholder will pay any transaction costs associated with effecting any sales that occur.

        The Selling Stockholder is not restricted as to the price or prices at which it may resell Shares acquired upon the conversion of the Debenture or the exercise of the Warrant.

Such resales may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Stockholder is not restricted as to the number of Shares that may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time, which also may have an adverse effect on the market price of the Common Stock.

        The Company has agreed to indemnify the Selling Stockholder against certain civil liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS


        Thomas E. McCabe, the Company's Senior Vice President, General Counsel and Secretary, has rendered an opinion to the effect that the Common Stock offered by this Prospectus is duly authorized, validly issued, fully paid and non-assessable.


                                    EXPERTS

        The consolidated financial statements and the related financial statement schedule as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996 incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        SEC registration  . . . . . . . . . . .  $     2,730
        Legal fees and expenses . . . . . . . .       20,000*
        Accounting fees and expenses  . . . . .        8,000*
        Miscellaneous . . . . . . . . . . . . .        5,000*

        Total . . . . . . . . . . . . . . . . .  $    35,730*

        *Estimates

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgment, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

        The Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws also provide that the Company may indemnify its directors, officers and legal representatives to the fullest extent permitted by Delaware law against all awards and expenses (including attorneys' fees).

        The Company has purchased an insurance policy that purports to insure its officers and directors against certain liabilities incurred by them in the discharge of their functions as officers and directors.

ITEM 16.  EXHIBITS.


Exhibit No.                     Description
----------                      -----------
   4.1          Restated Certificate of Incorporation of the Company
                (incorporated by reference to Exhibit 3.1 to the Company's
                Annual Report on Form 10-K for the year ended June 30, 1994).

   4.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended
                June 30, 1995).

   4.3++        Convertible Securities Subscription Agreement, dated as of
                January 21, 1997, between the Company and Halifax Fund, L.P.
                (incorporated by reference to Exhibit 10.2 to the Company's
                Quarterly Report on Form 10-Q for the quarter ended December 31,
                1996).

   4.4 $4,000,000 5% Convertible Debenture Due January 30, 2000 issued by the Company to Halifax Fund, L.P. (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996).

   4.5          320,000 Share Common Stock Purchase Warrant issued by the
                Company to Halifax Fund, L.P. (incorporated by reference to
                Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996).

   4.6 Registration Rights Agreement, dated as of January 30, 1997, between the Company and Halifax Fund, L.P. (incorporated by reference to Exhibit 10.5 to the Company'sQuarterly Report on Form 10-Q for the quarter ended December 31, 1996).

   5.1+         Opinion of Thomas E. McCabe.

   10.1         1985 Employee Stock Option Plan (incorporated by reference to
                Exhibit 10.1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.2         1994 Employee Option Plan (incorporated by reference to Exhibit
                10.2 to Amendment No. 1 to the Company's Annual Report on Form
                10-K for the year ended June 30, 1995).

   10.3         Officers Stock Option Plan (incorporated by reference to Exhibit
                10.3 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.4         Cash Compensation Replacement Plan (incorporated by reference to
                Exhibit 10.4 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.5         Incentive Compensation Plan (incorporated by reference to
                Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995).

   10.6         Directors Fee Replacement Plan (incorporated by reference to
                Exhibit 10.3 to Amendment No.1 to the Company's Annual Report on
                Form 10-K for the year ended June 30, 1996).

   10.7         Directors Phantom Stock Plan (incorporated by reference to
                Amendment No. 1 to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.8         Directors Retirement Plan (incorporated by reference to
                Amendment No. 1 to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.9 Amended and Restated Revolving Credit and Term Loan Agreement, dated February 12, 1996, between the Company and Mercantile-Safe
                Deposit & Trust Company, with First Confirmation and Amendment, dated May 15, 1996, Second Confirmation and Amendment, dated
                July 18, 1996, and Third Confirmation and Amendment, dated
                September 24, 1996 (incorporated by reference to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended
                June 30, 1996).

   10.10        Fourth Confirmation and Amendment, dated February 7, 1997, to
                Amended and Restated Revolving Credit and Term Loan Agreement, dated February 12, 1996, between the Company and Mercantile-Safe
                Deposit & Trust Company (incorporated by reference to Exhibit
                10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996).

10.11 Lease Agreement, dated as of June 30, 1989, between the Company and Centennial III Limited Partnership (incorporated by reference to
          Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended June 30, 1989).

10.12 Amendment No. 1 to Lease Agreement, dated as of June 30, 1989, between the Company and Centennial III Limited Partnership (incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended June 30, 1990).

10.13 Amendments No. 2, 3, 4 and 5 to the Lease Agreement, dated as of June 30, 1989, between the Company and Centennial III Limited Partnership (incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994).

10.14 Amendment No. 6 to the Lease Agreement, dated as of June 30, 1989, between the Company and Centennial III Limited Partnership (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995).

10.15 Amended and Restated Rights Agreement, dated June 30, 1995, between the Company and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995).

10.16 Purchase and Sale Agreement and Joint Escrow Instructions, dated April 25, 1995, between General Research Corporation and Bermant Development Company (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995).

10.17 First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions, dated June 12, 1995, between the Company and Bermant Development Company (incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the year ended June 30,
          1995).

10.18 Building Lease, dated April 25, 1995, between the Company and Bermant Development Company (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the year ended June 30,
          1995).



10.19 Interim Lease, dated April 25, 1995, between the Company and Bermant Development Company (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended June 30,
          1995).

10.20 Employment Agreement, dated July 1, 1995, between the Company and Jim Roth (incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995).

10.21 Note, dated July 9, 1992, and Deed of Trust, dated August 11, 1993, between the Company and Jim Roth (incorporated by reference to Exhibit
          10.15 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994).

10.22 Employment Agreement, dated December 8, 1995, between the Company and Gary L. Denman (incorporated by reference to Exhibit 10.17 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996 ).

10.23 Employment Agreement, dated December 8, 1995, between the Company and James P. McCoy (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

10.24 Employment Agreement, dated December 8, 1995, between the Company and Thomas E. McCabe (incorporated by reference to Exhibit 10.19 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

10.25 Employment Agreement, dated November 2, 1995, between the Company and Charles C. Bream (incorporated by reference to Exhibit 10.20 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

10.26 Employment Agreement, dated April 29, 1996, between the Company and Ronald B. Alexander (incorporated by reference to Exhibit 10.21 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

10.27 Patent Application Assignment and Royalty Agreement, dated October 15, 1993, among the Company (as success to SWL Inc.), Robert E. Pfister and William D. Knight (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

10.28** Structured Equity Flexible Financing Agreement, dated January 21, 1997, between the Company and Cripple Creek Securities, LLC (incorporated by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996).

10.29 125,000 Share Common Stock Purchase Warrant, dated January 21, 1997, issued by the Company to Cripple Creek Securities, LLC (incorporated by reference to Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996).

10.30 Registration Rights Agreement, dated January 21, 1997, between the Company and Cripple Creek Securities, LLC (incorporated by reference to Exhibit 10.8 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996).

13.1+ Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

23.1      Consent of Deloitte & Touche LLP.

23.2+     Consent of Thomas E. McCabe.

24.1+     Power of Attorney.

+         Previously filed.

++ Exhibits A, B and C to Exhibit 4.3 are incorporated herein as Exhibits 4.4, 4.5 and 4.6.

**        Exhibits A and B to Exhibit 10.28 are incorporated herein as Exhibits
          10.29 and 10.30.

ITEM 17.  UNDERTAKINGS.

        (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on April 29, 1997.

                                GRC INTERNATIONAL, INC.



                                By: /s/ Thomas E. McCabe
                                   -----------------------------
                                   Thomas E. McCabe
                                   Senior Vice President,
                                   General Counsel and Secretary


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:


Signature                             Title                       Date
---------                             -----                       ----

/s/      *                            President                   April 29, 1997
-----------------------               and Chief Executive
Jim Roth                              Executive Officer
                                      (Principal Executive
                                      Officer)

/s/ Ronald B. Alexander               Senior Vice                 April 29, 1997
-----------------------               President--Finance,
Ronald B. Alexander                   Chief Financial
                                      Officer and Treasurer
                                      (Principal Financial
                                      and Accounting
                                      Officer)

         *                            Chairman and                April 29, 1997
-----------------------               Director
Joseph R. Wright, Jr.

         *
-----------------------               Director                    April 29, 1997
H. Furlong Baldwin

         *
-----------------------               Director                    April 29, 1997
Frank J.A. Cilluffo

         *
------------------------              Director                    April 29, 1997
Leslie B. Disharoon

         *
------------------------              Director                    April 29, 1997
Charles H.P. Duell

Signature                             Title                       Date
---------                             -----                       ----
         *
------------------------              Director                    April 29, 1997
Edward C. Meyer

         *
------------------------              Director                    April 29, 1997
George R. Packard

         *
------------------------              Director                    April 29, 1997
Herbert Rabin

         *
------------------------              Director                    April 29, 1997
E. Kirby Warren


* /s/ Thomas E. McCabe
------------------------
Thomas E. McCabe
Power of Attorney

                                 EXHIBIT INDEX

Exhibit No.                         Description
-----------                         -----------

   4.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended June 30,
                1994).

   4.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995).

   4.3++ Convertible Securities Subscription Agreement, dated as of January 21, 1997, between the Company and Halifax Fund, L.P. (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31,
                1996).

   4.4 $4,000,000 5% Convertible Debenture Due January 30, 2000 issued by the Company to Halifax Fund, L.P. (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996) .

   4.5 320,000 Share Common Stock Purchase Warrant issued by the Company to Halifax Fund, L.P. (incorporated by reference to
                Exhibit 10.4 to the Company'sQuarterly Report on Form 10-Q for the quarter ended December 31, 1996).

   4.6 Registration Rights Agreement, dated as of January 30, 1997, between the Company and Halifax Fund, L.P. (incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996).

   5.1+         Opinion of Thomas E. McCabe.

   10.1         1985 Employee Stock Option Plan (incorporated by reference to
                Exhibit 10.1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.2         1994 Employee Option Plan (incorporated by reference to Exhibit
                10.2 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995).

   10.3         Officers Stock Option Plan (incorporated by reference to Exhibit
                10.3 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.4         Cash Compensation Replacement Plan (incorporated by reference to
                Exhibit 10.4 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.5         Incentive Compensation Plan (incorporated by reference to
                Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995).

   10.6         Directors Fee Replacement Plan (incorporated by reference to
                Exhibit 10.3 to Amendment No.1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.7 Directors Phantom Stock Plan (incorporated by reference to Amendment No. 1 to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.8 Directors Retirement Plan (incorporated by reference to Amendment No. 1 to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.9 Amended and Restated Revolving Credit and Term Loan Agreement, dated February 12, 1996, between the Company and Mercantile-Safe Deposit & Trust Company, with First Confirmation and Amendment, dated May 15, 1996, Second Confirmation and Amendment, dated July 18, 1996, and Third Confirmation and Amendment, dated September 24, 1996 (incorporated by reference to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.10 Fourth Confirmation and Amendment, dated February 7, 1997, to Amended and Restated Revolving Credit and Term Loan Agreement, dated February 12, 1996, between the Company and Mercantile-Safe Deposit & Trust Company (incorporated by reference to Exhibit
                10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996).

   10.11 Lease Agreement, dated as of June 30, 1989, between the Company and Centennial III Limited Partnership (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended June 30, 1989).

   10.12 Amendment No. 1 to Lease Agreement, dated as of June 30, 1989, between the Company and Centennial III Limited Partnership (incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended June 30,
                1990).

   10.13 Amendments No. 2, 3, 4 and 5 to the Lease Agreement, dated as of June 30, 1989, between the Company and Centennial III Limited Partnership (incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the year ended June 30,
                1994).

   10.14 Amendment No. 6 to the Lease Agreement, dated as of June 30, 1989, between the Company and Centennial III Limited Partnership (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended June 30,
                1995).

   10.15 Amended and Restated Rights Agreement, dated June 30, 1995, between the Company and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-K for the year ended June 30,
                1995).

   10.16 Purchase and Sale Agreement and Joint Escrow Instructions, dated April 25, 1995, between General Research Corporation and Bermant Development Company (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995).

   10.17 First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions, dated June 12, 1995, between the Company and Bermant Development Company (incorporated by reference to
                Exhibit 10.20 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995).

   10.18 Building Lease, dated April 25, 1995, between the Company and Bermant Development Company (incorporated by reference to
                Exhibit 10.21 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995).


   10.19 Interim Lease, dated April 25, 1995, between the Company and Bermant Development Company (incorporated by reference to
                Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995).

   10.20 Employment Agreement, dated July 1, 1995, between the Company and Jim Roth (incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ended June 30,
                1995).

   10.21 Note, dated July 9, 1992, and Deed of Trust, dated August 11, 1993, between the Company and Jim Roth (incorporated by reference to Exhibit 10.15 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30,
                1994).

   10.22 Employment Agreement, dated December 8, 1995, between the Company and Gary L. Denman (incorporated by reference to Exhibit
                10.17 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.23 Employment Agreement, dated December 8, 1995, between the Company and James P. McCoy (incorporated by reference to Exhibit
                10.18 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.24 Employment Agreement, dated December 8, 1995, between the Company and Thomas E. McCabe (incorporated by reference to
                Exhibit 10.19 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.25 Employment Agreement, dated November 2, 1995, between the Company and Charles C. Bream (incorporated by reference to
                Exhibit 10.20 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.26 Employment Agreement, dated April 29, 1996, between the Company and Ronald B. Alexander (incorporated by reference to Exhibit
                10.21 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996).

   10.27 Patent Application Assignment and Royalty Agreement, dated October 15, 1993, among the Company (as success to SWL Inc.), Robert E. Pfister and William D. Knight (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended June 30,
                1996).

   10.28** Structured Equity Flexible Financing Agreement, dated January 21, 1997, between the Company and Cripple Creek Securities, LLC (incorporated by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31,
                1996).

   10.29 125,000 Share Common Stock Purchase Warrant, dated January 21, 1997, issued by the Company to Cripple Creek Securities, LLC (incorporated by reference to Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31,
                1996).

   10.30 Registration Rights Agreement, dated January 21, 1997, between the Company and Cripple Creek Securities, LLC (incorporated by reference to Exhibit 10.8 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996).

   13.1+ Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

   23.1         Consent of Deloitte & Touche LLP.

   23.2+        Consent of Thomas E. McCabe.

   24.1+        Power of Attorney.


+        Previously filed.

++ Exhibits A, B and C to Exhibit 4.3 are incorporated herein as Exhibits 4.4, 4.5 and 4.6.

*        Exhibits A and B to Exhibit 10.28 are incorporated herein as Exhibits
         10.29 and 10.30.


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